                                                                     EXHIBIT 5.1
                      [Letterhead of Mayer, Brown & Platt]


                                                                     [FILED WITH
                                                                     SEC THROUGH
                                                                   EDGAR FILING]







                                         September 17, 1999



People's Bank
850 Main Street
Bridgeport, Connecticut  06604

        Re:  People's Bank Credit Card Master Trust
             --------------------------------------
             Floating Rate Class A Asset Backed Certificates, Series 1999-1
             --------------------------------------------------------------
             Floating Rate Class B Asset Backed Certificates, Series 1999-1
             --------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to People's Bank, a Connecticut stock savings bank ("People's"). At your request, we have examined the Registration Statement on Form S-1 (as amended by Amendment No. 1 thereto, the "Registration Statement") filed by People's, as originator of the People's Bank Credit Card Master Trust (the "Trust"), on September 17, 1999 with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended (the "Act"), of the Floating Rate Class A Asset Backed Certificates, Series 1999-1 (the "Class A Certificates") and the Floating Rate Class B Asset Backed Certificates, Series 1999-1 (the "Class B Certificates" and, together with the Class A Certificates, the "Certificates") to be issued by the Trust, including a copy of the form of the Amended and Restated Pooling and Servicing Agreement included as Exhibit 4.1 to the Registration Statement and the form of the Series 1999-1 Supplement included as Exhibit 4.2 to the Registration Statement (collectively, the "Pooling and Servicing Agreement"). We have also examined the corporate resolutions adopted by People's in connection with the authorization of the transactions described in the Registration Statement and such other documents and records as we have deemed necessary for the purposes of rendering this opinion.
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     Based on such examination, we are of the opinion that the Certificates, when authorized, executed and delivered by People's in accordance with the Pooling and Servicing Agreement, authenticated by the Trustee in accordance with the Pooling and Servicing Agreement, and issued and sold as contemplated by the Registration Statement and the Prospectus delivered pursuant to Section 5 of the Act, will be legally and validly issued, fully paid and nonassessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

     We have assumed the due authorization, execution and delivery of the Pooling and Servicing Agreement by the parties thereto, other than the due authorization of the execution and delivery of such agreement by People's. We are authorized to practice law in the State of New York and do not express any opinion as to any laws other than the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus which constitutes a part of the Registration Statement.

                              Very truly yours,
                              /s/ Mayer, Brown & Platt